Exhibit 10.10

SALLIE MAE, INC.

12061 Bluemont Way

Reston. Virginia 20190

703-810-3000

JONI REICH

SENIOR VICE PRESIDENT

ADMINISTRATION

February 26, 2008

Mr. Jonathan C. Clark

20 High Street

Summit, NJ 07901

Dear Mr. Clark:

On behalf of Sallie Mae, Inc., I am pleased to extend to you an offer of employment for the position of Senior Vice President, Corporate Finance with a start date of March 4, 2008. You will report directly to Jack Remondi, Vice Chair and Chief Financial Officer.

Your biweekly salary will be $9,615.38, which is equivalent to an annualized salary of $250,000. You will be eligible to participate in the 2008 Management Incentive Plan per Board approved parameters for Senior Vice Presidents, which in 2007 provided up to a maximum bonus of 250% of salary, with the payout based on corporate and individual performance. Your target bonus in 2008 shall be 150% of salary in the amount of $375,000. Your bonus eligibility in 2008 will be for a full calendar year and will not be prorated based on start date.

Subject to approval by the Compensation and Personnel Committee, you will receive an option to purchase 125,000 shares of SLM common stock and 4,000 shares of SLM common stock (“Performance Stock”). The grant date of the Net-Settled Option Grant, if approved, will be your employment start date on March 4, 2008, with the option price based on the closing price of SLM that day. One-half of the options will vest one year from the effective date and upon SLM’s stock price reaching a closing price that is 120% of the option price for five days. The second half of the option grant will vest two years from the effective date and upon SLM’s stock price reaching 140% of the option price for five days, provided that in any case all options will vest eight years from the grant date, unless terminated earlier in accordance with the Option Agreement that you will receive. The Performance Stock will vest 50% after one year and 50% after two years provided that the Corporation has positive “core earnings” net income in each period. A sample copy of the Terms and Conditions for the Performance Stock is enclosed.

You will be eligible for our complete package of executive benefits, which is described in the enclosure. As a Senior Vice President, you will participate in the SLM Corporation Change in Control (CIC) Severance Plan for Senior Officers (the “CIC Severance Plan”), a copy of which is enclosed. For severance covered by the CIC Severance Plan prior to completing two years of service, Bonus as defined in Section 2.03 will assume the current target annual bonus at the time of the severance calculation as the actual bonus amount for any year for which an actual bonus was not available.

Mr. Jonathan C. Clark

February 26, 2008

For severance not covered by the CIC Severance Plan, if terminated without Cause, as Cause is defined in Section 2.06 of the CIC Severance Plan, you will be eligible to receive a severance payment of one year base salary and the target bonus for the year of termination. If terminated after two years, you will be eligible to receive 50% of base salary and average bonus determined over the prior two years for each year of service, up to a maximum of two years base salary and bonus.

You will receive the relocation benefits outlined in the enclosure to assist you in moving to Virginia.

We conduct pre-employment background investigations on all new employees. This employment offer is contingent upon successful completion of this process. In accordance with federal law, on your first day of work we will ask you to provide us with documentation that establishes your identity and eligibility to work in the United States. Employment at Sallie Mae is at will and nothing in this offer changes this status. This offer does not include any other statements that may have been made by representatives of Sallie Mae, Inc.

Please indicate your acceptance of this offer by signing below. We look forward to you joining Sallie Mae.

Sincerely,

/s/ Joni Reich
Joni Reich

Enclosures

Accepted:	/s/ Jonathan C. Clark	Date:	2/27/08